Exhibit 10.7

Base Salaries of Named Executive Officers of the Registrant

As of March 1, 2005, the following are the base salaries (on an annual basis) of the named executive officers (as defined in Item 402 (a)(3) of Regulation S-K) of Old Point Financial Corporation:

Robert F. Shuford Chairman, President & CEO Old Point Financial Corporation	$225,000

Louis G. Morris President & CEO The Old Point National Bank of Phoebus	$190,000

Cary B. Epes Executive Vice President/Chief Credit Officer The Old Point National Bank of Phoebus	$136,000

Margaret P. Causby Executive Vice President/Chief Administrative Officer The Old Point National Bank of Phoebus	$136,000

Laurie D. Grabow Executive Vice President/Chief Financial Officer The Old Point National Bank of Phoebus	$115,000